Exhibit 99.1

Chase Issuance Trust

Excess Spread Analysis Performance

	Jan-05	Dec-04	Nov-04
Yield	14.73%	15.79%	15.19%
Less: Coupon	2.92%	2.87%	2.63%
Servicing Fee	1.50%	1.50%	1.50%
Net Credit Losses	5.33%	6.07%	5.66%
Excess Spread	4.98%	5.35%	5.40%

Three Month Average Excess Spread	5.24%	5.89%	6.11%

Delinquency:
30 to 59 days	1.08%	1.09%	1.20%
60 to 89 days	0.78%	0.79%	0.84%
90 + days	1.71%	1.65%	1.80%
Total	3.57%	3.53%	3.84%

Payment Rate	18.21%	18.30%	18.80%